Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries

(972) 881-1099

Jack Lascar, Partner
Karen Roan, SVP
FOR IMMEDIATE RELEASE		DRG&E (713) 529-6600

TGC Industries Reports Third Quarter Results

•                  Revenues increased 16% to approximately $8 million

•                  Income before income taxes increased 24% to approximately $1.3 million

PLANO, TEXAS – OCTOBER 31, 2005 – TGC Industries, Inc. (AMEX: TGE) today announced third quarter 2005 revenues of $7,986,647 compared to $6,872,740 for the third quarter of 2004.  Net income (before dividend requirements on preferred stock) for the 2005 third quarter was $820,629 compared to net income (before dividend requirements on preferred stock) of $1,037,664 for the same period of 2004 due to a higher income tax expense in the current year and the benefit from a net operating loss carry-forward in  the comparable quarter a year ago.  Pro forma net income (before dividend requirements on preferred stock), equalizing income tax rates for both periods at 38 percent, increased 24 percent from $660,257, or $0.05 per diluted share in the third quarter of 2004, to $820,629, or $0.07 per diluted share in the third quarter of 2005.  A reconciliation of pro forma net income data (a non-GAAP financial measure) to actual income data can be found in the financial tables.

EBITDA (earnings before net interest expense, taxes, depreciation and amortization) increased 77 percent to $2,348,535 for the third quarter of 2005 compared to $1,329,433 for the same period of 2004.  EBITDA as a percentage of revenues increased to 29.4 percent for the third quarter of 2005 from 19.3 percent for the same period of last year.  A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are very pleased with our continued strong operating performance.  Our four field crews are operating at increasing levels of capacity, and we remain on track to add a fifth field crew in the very near future.  Furthermore, our current backlog of business provides us with excellent visibility for the first half of 2006.  In addition, we just successfully completed a 5.5 million share common stock offering that enabled us to retire all of our outstanding warrants and create a restructured balance sheet that provides us with increased financial flexibility.  Simultaneously with the closing of the offering, all of the Company’s 8.5% Senior Convertible Preferred Stock was converted into common stock, and the Company’s only class of securities is common stock with 14,547,437 shares currently outstanding.”

THIRD QUARTER 2005

Third quarter revenues of $7,986,647 increased 16 percent from last year’s third quarter revenues of $6,872,740.  The revenue increase was due primarily to the addition of a fourth crew to the Company’s operations in late July versus three field crews during the third quarter of 2004, as well as increased productivity derived from the use of its second ARAM ARIES seismic recording system, which was put into service in July of 2005.

Income from operations during the third quarter of 2005, which included start-up costs of the new crew, increased 34 percent to $1,435,599 compared to $1,071,476 during the same period last year as cost of services declined to 64.3 percent of revenues this year from 76.3 percent of revenues last year.  Income before income taxes increased 24 percent to $1,324,607 from $1,064,930 in the third quarter of 2004.  Income before income taxes as a percentage of revenues increased from 15.5 percent during the third quarter of 2004 to 16.6 percent during the third quarter of this year, despite a $104,446 increase in interest expense and the aforementioned start-up costs.  The increase in interest expense was due to higher debt levels associated with the purchase of the Company’s two ARAM ARIES systems.

Net income (before dividend requirements on preferred stock) for the 2005 third quarter was $820,629, or $0.07 per diluted share, compared to net income (before dividend requirements on preferred stock) of $1,037,664, or $0.09 per diluted share, for the same period of 2004.  The company recorded income tax expense of $503,978 ($0.04 per diluted share) in the third quarter of

2005, a 38 percent effective tax rate, compared to an immaterial amount of income tax expense in the third quarter of 2004 due to the benefit of a net operating loss carry-forward.

YEAR TO DATE 2005

Revenues for the first nine months of 2005 increased 43 percent to $20,934,371 from $14,626,809 during the same period last year.  Net income (before dividend requirements on preferred stock) for the first nine months of 2005 increased to $3,686,026 compared to net income (before dividend requirements on preferred stock) of $2,347,428 for the same period of 2004.  Diluted earnings per share for the first nine months of 2005 increased 50 percent to $0.30 from $0.20 during the same period in 2004.  Income before income taxes more than doubled from $2,374,694 during the first nine months of 2004 to $4,943,256 this year.  EBITDA increased 130 percent during the first nine months of 2005 to $7,073,279 from $3,080,308 during the same period last year.

TGC Industries, Inc., based in Plano, Texas, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

Tables to follow

TGC INDUSTRIES, INC.

Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	Unaudited		Unaudited

Revenue	$7,986,647	$6,872,740	$20,934,371	$14,626,809

Cost and expenses
Cost of services	5,132,973	5,242,839	12,431,328	10,683,499
Selling, general, administrative	505,139	300,468	1,429,764	863,002
Depreciation expense	912,936	257,957	1,939,669	690,666
	6,551,048	5,801,264	15,800,761	12,237,167

INCOME FROM OPERATIONS	1,435,599	1,071,476	5,133,610	2,389,642

Interest expense	110,992	6,546	190,354	14,948

INCOME BEFORE INCOME TAXES	1,324,607	1,064,930	4,943,256	2,374,694

Income tax expense current	(503,978)	(27,266)	(1,257,230)	(27,266)

NET INCOME	820,629	1,037,664	3,686,026	2,347,428

Less dividend requirements on preferred stock	(62,602)	(78,815)	(196,779)	(238,246)

INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$758,027	$958,849	$3,489,247	$2,109,182

Earnings per common share:
Basic	$.12	$.17	$.56	$.37
Diluted	$.07	$.09	$.30	$.20

Weighted average number of common shares outstanding:
Basic	6,409,156	5,736,370	6,260,675	5,719,500
Diluted	12,567,471	12,185,570	12,359,855	12,007,429

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC INDUSTRIES, INC.

Reconciliation of Pro Forma Earnings and Earnings Per Share

To Earnings and Earnings Per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	Unaudited		Unaudited

INCOME BEFORE INCOME TAXES	$1,324,607	$1,064,930	$4,943,256	$2,374,694

Income tax expense current	(503,978)	(27,266)	(1,257,230)	(27,266)
Pro forma income tax expense (A)	—	(377,407)	(621,207)	(875,118)

PRO FORMA NET INCOME	820,629	660,257	3,064,819	1,472,310

Less dividend requirements on preferred stock	(62,602)	(78,815)	(196,779)	(238,246)

PRO FORMA INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$758,027	$581,442	$2,868,040	$1,234,064

Earnings per common share:
Basic (Reported)	$.12	$.17	$.56	$.37
Basic (Pro forma)	$.12	$.10	$.46	$.22

Diluted (Reported)	$.07	$.09	$.30	$.20
Diluted (Pro forma)	$.07	$.05	$.25	$.12

Weighted average number of common shares outstanding

Basic	6,409,156	5,736,370	6,260,675	5,719,500
Diluted	12,567,471	12,185,570	12,359,855	12,007,429

(A) Adjustment required to achieve a 38% income tax rate (34% federal and 4% state) during the period.

The Company anticipates that its net operating loss carry-forwards will be utilized during 2005 and that it will incur federal and state income taxes in 2005.  Beginning in the third quarter 2005, the Company applied a 38 percent effective tax rate (34 percent federal rate and 4 percent state rate) to its income.  Therefore, the Company has made pro forma adjustments to the earnings and earnings per share information for the three months ended September 30, 2004 and the nine months ended September 30, 2005 and 2004 to reflect the 38 percent effective tax rate in order to provide investors with net income results that reflect the tax rate.

TGC INDUSTRIES, INC.

Condensed Balance Sheets

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Note)

Cash and cash equivalents	$2,060,590	$1,829,904
Receivables (net)	1,708,317	1,655,084
Pre-Paid expenses and other	1,835,690	352,244
Current assets	5,604,597	3,837,232
Other assets (net)	8,212	3,395
Property and equipment (net)	12,458,025	5,483,166
Total assets	$18,070,834	$9,323,793

Current liabilities	$5,659,197	$2,984,099
Long-term obligations	4,274,259	1,769,629
Shareholders’ equity	8,137,378	4,570,065
Total liabilities & equity	$18,070,834	$9,323,793

The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date.

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net income	$820,629	$1,037,664	$3,686,026	$2,347,428
Depreciation	912,936	257,957	1,939,669	690,666
Interest	110,992	6,546	190,354	14,948
Income tax expense	503,978	27,266	1,257,230	27,266

EBITDA	$2,348,535	$1,329,433	$7,073,279	$3,080,308

The Company defines EBITDA as net income plus expenses of interest, income taxes, depreciation and amortization.  The Company uses EBITDA as a supplemental financial measure to assess: (i) the financial performance of the Company’s assets without regard to financing methods, capital structures, taxes or historical cost basis; (ii) the Company’s liquidity and operating performance over time and in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and (iii) the ability of the Company’s assets to generate cash sufficient to the Company to pay potential interest expenses.

The Company understands that investors use EBITDA to assess the Company’s performance.  However, EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  When assessing the Company’s operating performance or the Company’s liquidity, investors should not consider EBITDA in isolation or as a substitute for the Company’s net income, cash flow from operating activities, or other cash flow data calculated in accordance with GAAP.  EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies.  Therefore, EBITDA, as presented herein, may not be comparable to similarly titled measures of other companies.  Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, income taxes, depreciation and amortization.

# # #